Exhibit 99.1
SPHERIX
Investor Relations
Phone: (301) 897-2564
Email: info@spherix.com

SPHERIX INCORPORATED ANNOUNCES THE DEATH OF
A. PAUL COX, JR., CHAIRMAN OF THE BOARD

Bethesda, MD. April 17, 2009 - Spherix Incorporated (NASDAQ: SPEX), an innovator in biotechnology and a provider of technical and regulatory consulting services to food, supplement, biotechnology and pharmaceutical companies, today regretfully announced the death of its Chairman, A. Paul Cox, Jr.  Mr. Cox passed away on Monday, April 13, 2009, at the age of 71.

Mr. Cox, a Board Member since 2004, was elected Chairman of the Board in 2007.  In addition, Mr. Cox served as Chairman of the Executive and Strategic Planning Committees, and as a member of the Audit and Compensation Committees.

Spherix’s Board of Directors has elected Dr. Robert J. Vander Zanden to serve as Interim Chairman of the Board until the 2009 Annual Shareholders Meeting, following which the Board will elect a new slate of Corporate Officers to serve for the 2009-2010 term.

“All of us at Spherix mourn the loss of our chairman, Paul Cox, whose leadership has been invaluable during Spherix’s period of evolution over the past several years,” said Dr. Claire L. Kruger, Spherix’s CEO. “Paul’s outstanding guidance will be sorely missed.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company, under the name Biospherics Research.  The company now leverages its scientific and technical expertise and experience through its two subsidiaries—Biospherics Incorporated and Spherix Consulting, Inc.  Biospherics is currently running a Phase 3 clinical trial to study the use of Naturlose as a treatment for Type 2 diabetes.  Its Spherix Consulting subsidiary provides scientific and strategic support for suppliers, manufacturers, distributors and retailers of conventional foods, biotechnology-derived foods, medical foods, infant formulas, food ingredients, dietary supplements, food contact substances, pharmaceuticals, medical devices, consumer products, and industrial chemicals and pesticides.  For more information, please visit www.spherix.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934.  Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of Naturlose, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our continuing efforts to develop Naturlose may be unsuccessful, our common stock could be delisted from the Nasdaq Capital Market, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our current report on Form 8-K filed on October 10, 2007.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.